Exhibit 21

Name of Subsidiary	Description

C.I. Energía Solar S.A. E.S. Windows	A corporation, organized under the laws of Colombia, which is owned directly by Tecnoglass.

Energia Solar – ESWINDOWS Paraguay SA	A corporation, organized under the laws of Paraguay, which is owned solely by ES.

ESWindows LLC	A Florida limited liability company organized under the laws of the State of Florida in which Tecnoglass and ES are members.

ESWindows Europe SRL	A limited liability company, organized under the laws of Italy, which is owned solely by ES.

ES Metals SAS	A corporation, organized under the laws of Colombia, which is owned directly by Tecnoglass.

Tecno Corporation	An exempted company organized under the laws of the Cayman Islands, which is a wholly owned subsidiary of Tecnoglass.

Tecnoglass LLC	A Florida limited liability company organized under the laws of the State of Florida in which Tecnoglass is the sole member.

Tecno RE LLC	A Florida limited liability company organized under the laws of the State of Florida in which Tecnoglass is the sole member.

Tecnoglass S.A.S	A sociedad anómina, organized under the laws of Colombia, which is owned directly Tecnoglass.

Componenti USA LLC	A Florida limited liability company organized under the laws of the State of Florida in which GM&P has 60% equity interest.

GM&P Consulting and Glazing Contractors, Inc.	A corporation organized under the laws of the State of Florida in which Tecnoglass Inc. is the sole member.